Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER RESULTS

Bedminster, N.J. – October 22, 2024 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its third quarter 2024 financial results.

This earnings release should be read in conjunction with the Company’s Q3 2024 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

During the third quarter of 2024, deposits grew $279 million, to $5.9 billion, which represents an annualized growth rate of 20%. Nearly half of the deposit growth during the quarter was attributed to an increase in noninterest-bearing demand deposit balances which grew $130 million to $1.1 billion. Strong core relationship growth throughout 2024 has allowed the Company to repay all outstanding short-term borrowings and strengthen its liquidity position. The Company also saw an increase in loan demand during the third quarter. Outstanding loan balances increased by $51 million to $5.3 billion as of September 30, 2024.

The Company recorded net income of $7.6 million and diluted earnings per share (“EPS”) of $0.43 for the quarter ended September 30, 2024 compared to net income of $7.5 million and EPS of $0.42 for the quarter ended June 30, 2024.

Net interest income increased $2.6 million, or 8%, on a linked quarter basis to $37.7 million during the third quarter of 2024 compared to $35.0 million in the second quarter. The growth in net interest income was driven by continued improvement in the net interest margin. The net interest margin increased to 2.34% for the quarter ended September 30, 2024 compared to 2.25% for the quarter ended June 30, 2024 and 2.20% for the quarter ended March 31, 2024.

Douglas L. Kennedy, President and CEO said, “Our expansion into the metro New York market, leading with our "Single Point of Contact" private banking strategy, continues to deliver results ahead of plan. Our third quarter results reflect this success through strong core deposit growth, continued improvement in net interest income and enhanced liquidity profile. Our New York Commercial Private Banking initiative is currently managing over $730 million in customer relationship deposits, which includes 31% in noninterest-bearing demand deposits. We expect that our expansion will become accretive to earnings in early 2025."

Mr. Kennedy also noted, “During the third quarter of 2024, Moody's reaffirmed our investment grade ratings with a stable outlook after a thorough analysis of our business model and balance sheet. We are fully aware of the headwinds created by the current interest rate environment, and we are confident in our ability to manage through any of these issues that may arise as we execute our private banking strategy, which over time will deliver shareholder value."

The following are select highlights for the period ended September 30, 2024:

Wealth Management:

•
AUM/AUA in our Wealth Management Division totaled a record $12.1 billion at September 30, 2024 compared to $10.9 billion at December 31, 2023.
•
Gross new business inflows for Q3 2024 totaled $140 million ($130 million managed).
•
Wealth Management fee income was $15.2 million in Q3 2024, which amounted to 27% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Year-to-date total deposits have increased by $661 million, to $5.9 billion at September 30, 2024 compared to $5.3 billion at December 31, 2023. The Company intentionally allowed $121 million in high cost, non-core relationship deposits to roll off during the first nine months of 2024. Excluding this deposit run-off, core relationship deposits have grown by $782 million during 2024.
•
The Company has repaid $404 million in short-term borrowings as of September 30, 2024.
•
Total loans declined $116 million to $5.3 billion at September 30, 2024 from $5.4 billion at December 31, 2023. However, outstanding loans increased by $51 million during the three-month period ended September 30, 2024 after experiencing contraction during the first six months of 2024.
•
Commercial and industrial lending (“C&I”) drove a majority of the growth during the third quarter. C&I balances represent 42% of the total loan portfolio at September 30, 2024. A strong pipeline of new business has been built heading into Q4.
•
Fee income on unused commercial lines of credit totaled $845,000 for Q3 2024.
•
The net interest margin ("NIM") was 2.34% in Q3 2024, an increase of 9 basis points compared to 2.25% at Q2 2024.
•
Noninterest-bearing demand deposits increased by $130 million during the third quarter of 2024 and represented 18% of total deposits as of September 30, 2024.

Capital Management:

•
Tangible book value per share increased 6% to $32.00 per share at September 30, 2024 compared to $30.31 at December 31, 2023. Book value per share increased 5% to $34.57 per share at September 30, 2024 compared to $32.90 at December 31, 2023.
•
During the third quarter, the Company repurchased 100,000 shares of common stock at a total cost of $2.6 million, or an average cost of $25.92 per share. During the first nine months of 2024, the Company repurchased 300,000 shares of common stock at a cost of $7.2 million. For the full year 2023, the Company repurchased 455,341 shares at a cost of $12.5 million.
•
At September 30, 2024, the Tier 1 Leverage Ratio stood at 10.99% for Peapack-Gladstone Bank (the "Bank") and 9.33% for the Company. The Common Equity Tier 1 Ratio (to Risk-Weighted Assets) was 13.75% for the Bank and 11.67% for the Company at September 30, 2024. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

Nine Months Ended September 30, 2024 Year Compared to Nine Months Ended September 30, 2023

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2023	(Decrease)
Net interest income	$107.10	$119.41	$(12.31)	(10)%
Wealth management fee income	45.98	41.99	3.99	10
Capital markets activity	2.30	2.45	(0.15)	(6)
Other income	10.91	11.55	(0.64)	(6)
Total other income	59.19	55.99	3.20	6

Total Revenue	166.29	175.40	(9.11)	(5)%

Operating expenses	127.82	110.68	17.14	15
Pretax income before provision for credit losses	38.47	64.72	(26.25)	(41)
Provision for credit losses	5.76	9.06	(3.30)	(36)
Pretax income	32.71	55.66	(22.95)	(41)
Income tax expense	8.96	15.40	(6.44)	(42)
Net income	$23.75	$40.26	$(16.51)	(41)%
Diluted EPS	$1.34	$2.23	$(0.89)	(40)%

Return on average assets	0.49%	0.84%	(0.35)
Return on average equity	5.42%	9.66%	(4.24)

September 2024 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2023	(Decrease)
Net interest income	$37.68	$36.52	$1.16	3%
Wealth management fee income	15.15	13.98	1.17	8
Capital markets activity	0.44	0.61	(0.17)	(28)
Other income	3.35	4.76	(1.41)	(30)
Total other income	18.94	19.35	(0.41)	(2)

Total Revenue	56.62	55.87	0.75	1%

Operating expenses	44.65	37.41	7.24	19
Pretax income before provision for credit losses	11.97	18.46	(6.49)	(35)
Provision for credit losses	1.22	5.86	(4.64)	(79)
Pretax income	10.75	12.60	(1.85)	(15)
Income tax expense	3.16	3.84	(0.68)	(18)
Net income	$7.59	$8.76	$(1.17)	(13)%
Diluted EPS	$0.43	$0.49	$(0.06)	(12)%

Return on average assets annualized	0.46%	0.54%	(0.08)
Return on average equity annualized	5.12%	6.20%	(1.08)

September 2024 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	September 30,	June 30,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2024	(Decrease)
Net interest income	$37.68	$35.04	$2.64	8%
Wealth management fee income	15.15	16.42	(1.27)	(8)
Capital markets activity	0.44	0.59	(0.15)	(25)
Other income	3.35	4.55	(1.20)	(26)
Total other income	18.94	21.56	(2.62)	(12)

Total Revenue	56.62	56.60	0.02	0%

Operating expenses	44.65	43.13	1.52	4
Pretax income before provision for credit losses	11.97	13.47	(1.50)	(11)
Provision for credit losses	1.22	3.91	(2.69)	(69)
Pretax income	10.75	9.56	1.19	12
Income tax expense	3.16	2.03	1.13	56
Net income	$7.59	$7.53	$0.06	1%
Diluted EPS	$0.43	$0.42	$0.01	2%

Return on average assets annualized	0.46%	0.47%	(0.01)
Return on average equity annualized	5.12%	5.22%	(0.10)

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division reached a record high of $12.1 billion at September 30, 2024 compared to $10.9 billion at December 31, 2023. For the September 2024 quarter, the Wealth Management Team generated $15.2 million in fee income, compared to $16.4 million for the June 30, 2024 quarter and $14.0 million for the September 2023 quarter. The equity markets continued to improve during 2024, contributing to the increase in AUM/AUA along with gross new business inflows of $547 million.

John Babcock, President of the Bank's Wealth Management Division, noted, “Q3 2024 saw continued strong client inflows totaling new accounts and client additions of $140 million ($130 million managed). Our new business pipeline is healthy, and we continue to remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities combined with our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans declined $116 million, or 2%, to $5.3 billion at September 30, 2024 compared to December 31, 2023, primarily driven by repayments, maturities and tighter lending standards. Most of the decline in outstanding loans during the first nine months of 2024 was related to reductions in multifamily and commercial real estate balances. Total C&I loans and leases at September 30, 2024 were $2.2 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “Based on a more constructive economic backdrop, we recently began building our pipeline of C&I loans and leases and believe that loan demand will continue to show improvement as we look forward to coming periods ahead. We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. We anticipate these business lines fit perfectly with our private banking business model and will generate solid production going forward. During the quarter we originated loans that carried an average spread of more than 4% above our cost of funds. Having this capability will help us in the near term as the real estate market adjusts to changing market conditions.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $37.7 million and NIM of 2.34% for Q3 2024 increased $2.6 million and 9 basis points from NII of $35.0 million and NIM of 2.25% for the linked quarter (Q2 2024), and increased $1.2 million and 6 basis points from NII of $36.5 million and NIM of 2.28% compared to the prior year period (Q3 2023). Our single point of contact private banking strategy continues to deliver lower cost core deposit relationships. Noninterest-bearing checking deposits increased by $130 million during the third quarter of 2024, which also drove the improvement in NIM.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $661 million to $5.9 billion at September 30, 2024 from $5.3 billion at December 31, 2023. The change in deposit balances included a decline in brokered deposits and non-core deposit relationships. The overall growth in deposits has strengthened balance sheet liquidity and reduced reliance on outside borrowings and other non-core funding sources. There were no outstanding overnight borrowings at September 30, 2024, compared to $404 million at December 31, 2023.

At September 30, 2024, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $1.2 billion, or 18% of assets. The Company maintains additional liquidity resources of approximately $3.0 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $4.2 billion, which amounts to 293% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $435,000 for the September 2024 quarter compared to $586,000 for the June 2024 quarter and $613,000 for the September 2023 quarter.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data) (unaudited)	2024	2024	2023
Gain on loans held for sale at fair value (Mortgage banking)	$15	$34	$37
Gain on sale of SBA loans	365	449	491
Corporate advisory fee income	55	103	85
Total capital markets activity	$435	$586	$613

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.4 million for Q3 2024 compared to $4.6 million for Q2 2024 and $4.8 million for Q3 2023. Q3 2024 included $225,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases, compared to $1.6 million in Q2 2024 and $2.3 million in Q3 2023, respectively. Additionally, Q3 2024 included $845,000 of unused line fees compared to $786,000 for Q2 2024 and $794,000 for Q3 2023.

Operating Expenses

The Company’s total operating expenses were $44.6 million for the third quarter of 2024, compared to $43.1 million for the second quarter of 2024 and $37.4 million for the quarter ended September 2023. The third quarter of 2024 reflects the full run rate of expenses associated with the Company’s expansion into New York City.

Mr. Kennedy noted, “We continue to make investments related to our strategic decision to expand into New York City and are confident that these investments will position us for future growth and profitability, which will ultimately translate to increased shareholder value. We continue to look for opportunities to create efficiencies and manage expenses throughout the Company while investing in enhancements to the client experience."

Income Taxes

The effective tax rate for the three months ended September 30, 2024 was 29.4%, as compared to 21.2% for the June 2024 quarter and 30.5% for the quarter ended September 30, 2023. The June 2024 quarter included a one-time benefit related to the Company’s deferred tax assets associated with a surtax imposed by the State of New Jersey in June 2024. Excluding such benefit, the effective tax rate for the June 2024 quarter would have been approximately 29.0%.

Asset Quality / Provision for Credit Losses

Nonperforming assets remained elevated at $80.5 million, or 1.18% of total assets, at September 30, 2024, as compared to $82.1 million, or 1.26% of total assets, at June 30, 2024. Loans past due 30 to 89 days and still accruing were $31.4 million, or 0.59% of total loans, at September 30, 2024 compared to $34.7 million, or 0.66% of total loans, at June 30, 2024. Criticized and classified loans totaled $261.1 million at September 30, 2024, reflecting a decrease of $8.0 million as compared to $269.1 million at June 30, 2024. The Company currently has no loans or leases on deferral and still accruing.

For the quarter ended September 30, 2024, the Company’s provision for credit losses was $1.2 million compared to $3.9 million for the June 2024 quarter and $5.9 million for the September 2023 quarter. The provision for credit losses in the third quarter of 2024 was driven by overall slower loan growth along with additional specific reserves related to certain isolated credits, of $1.8 million partially offset by a recovery of approximately $2.1 million. The higher provision for the second quarter of 2024 was primarily driven by charge-offs related to the sale of two problem loans, which were approaching foreclosure and transferred to other real estate owned.

At September 30, 2024, the allowance for credit losses was $71.3 million (1.34% of total loans), compared to $68.0 million (1.29% of total loans) at June 30, 2024, and $68.6 million (1.25% of total loans) at September 30, 2023.

Mr. Kennedy noted, “We are starting to see some of our asset quality metrics improve, which supports our position that most of our credit issues are isolated to a small number of specific borrowers and sponsors. We continue to work through each credit one at a time while building up reserve coverage. All of the multifamily loans that matured or repriced in 2024 have continued to make their scheduled payments despite the higher rate environment."

Capital

The Company’s capital position increased during the third quarter of 2024 due to net income of $7.6 million, which was partially offset by the repurchase of 100,000 shares through the Company's repurchase program at a total cost of $2.6 million and the quarterly dividend payment totaling $882,000. Additionally, during the third quarter of 2024, capital benefited from a reduction in accumulated other comprehensive losses of $13.5 million, net of tax. The total accumulated other comprehensive loss declined to $54.8 million as of September 30, 2024 ($57.6 million loss related to the available for sale securities portfolio partially offset by a $2.8 million gain on the cash flow hedges).

Tangible book value per share increased 6% to $32.00 at September 30, 2024 from $30.31 at December 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail. Book value per share increased 5% to $34.57 per share at September 30, 2024 compared to $32.90 at December 31, 2023. The Company’s and Bank’s regulatory capital ratios as of September 30, 2024 remain strong and reflect increases from December 31, 2023 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of June 30, 2024), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period.

On September 25, 2024, the Company declared a cash dividend of $0.05 per share payable on November 22, 2024 to shareholders of record on November 7, 2024.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey based bank holding company with total assets of $6.8 billion and assets under management/administration of $12.1 billion as of September 30, 2024. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides Private Banking customized solutions through its wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses, not for profits and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2024 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;

•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2023. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2024	2024	2024	2023	2023
Income Statement Data:
Interest income	$83,203	$79,238	$79,194	$80,178	$78,489
Interest expense	45,522	44,196	44,819	43,503	41,974
Net interest income	37,681	35,042	34,375	36,675	36,515
Wealth management fee income	15,150	16,419	14,407	13,758	13,975
Service charges and fees	1,327	1,345	1,322	1,255	1,319
Bank owned life insurance	390	328	503	357	310
Gain on loans held for sale at fair value (Mortgage banking)	15	34	56	18	37
Gain on loans held for sale at lower of cost or fair value	—	23	—	—	—
Gain on sale of SBA loans	365	449	400	239	491
Corporate advisory fee income	55	103	818	39	85
Other income	1,162	2,938	1,306	1,339	3,541
Fair value adjustment for CRA equity security	474	(84)	(111)	585	(404)
Total other income	18,938	21,555	18,701	17,590	19,354

Total revenue	56,619	56,597	53,076	54,265	55,869

Salaries and employee benefits	31,050	29,884	28,476	24,320	25,264
Premises and equipment	5,633	5,776	5,081	5,416	5,214
FDIC insurance expense	870	870	945	765	741
Other expenses	7,096	6,596	5,539	7,115	6,194
Total operating expenses	44,649	43,126	40,041	37,616	37,413
Pretax income before provision for credit losses	11,970	13,471	13,035	16,649	18,456
Provision for credit losses	1,224	3,911	627	5,026	5,856
Income before income taxes	10,746	9,560	12,408	11,623	12,600
Income tax expense	3,159	2,030	3,777	3,024	3,845
Net income	$7,587	$7,530	$8,631	$8,599	$8,755

Per Common Share Data:
Earnings per share (basic)	$0.43	$0.42	$0.49	$0.48	$0.49
Earnings per share (diluted)	0.43	0.42	0.48	0.48	0.49
Weighted average number of common shares outstanding:
Basic	17,616,046	17,747,070	17,711,639	17,770,158	17,856,961
Diluted	17,700,042	17,792,296	17,805,347	17,961,400	18,010,127
Performance Ratios:
Return on average assets annualized (ROAA)	0.46%	0.47%	0.54%	0.53%	0.54%
Return on average equity annualized (ROAE)	5.12%	5.22%	5.94%	6.13%	6.20%
Return on average tangible equity annualized (ROATCE) (A)	5.54%	5.67%	6.45%	6.68%	6.75%
Net interest margin (tax-equivalent basis)	2.34%	2.25%	2.20%	2.29%	2.28%
GAAP efficiency ratio (B)	78.86%	76.20%	75.44%	69.32%	66.97%
Operating expenses / average assets annualized	2.73%	2.70%	2.51%	2.33%	2.31%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
	September 30,		Change
	2024	2023	$	%
Income Statement Data:
Interest income	$241,635	$223,832	$17,803	8%
Interest expense	134,537	104,418	30,119	29%
Net interest income	107,098	119,414	(12,316)	-10%
Wealth management fee income	45,976	41,989	3,987	9%
Service charges and fees	3,994	3,897	97	2%
Bank owned life insurance	1,221	912	309	34%
Gain on loans held for sale at fair value (Mortgage banking)	105	73	32	44%
Gain on loans held for sale at lower of cost or fair value	23	—	23	N/A
Gain on sale of SBA loans	1,214	2,194	(980)	-45%
Corporate advisory fee income	976	180	796	442%
Other income	5,406	7,147	(1,741)	-24%
Fair value adjustment for CRA equity security	279	(404)	683	-169%
Total other income	59,194	55,988	3,206	6%

Total revenue	166,292	175,402	(9,110)	-5%

Salaries and employee benefits	89,410	76,204	13,206	17%
Premises and equipment	16,490	14,317	2,173	15%
FDIC insurance expense	2,685	2,181	504	23%
Other expenses	19,231	17,977	1,254	7%
Total operating expenses	127,816	110,679	17,137	15%
Pretax income before provision for credit losses	38,476	64,723	(26,247)	-41%
Provision for credit losses	5,762	9,065	(3,303)	-36%
Income before income taxes	32,714	55,658	(22,944)	-41%
Income tax expense	8,966	15,403	(6,437)	-42%
Net income	$23,748	$40,255	$(16,507)	-41%

Per Common Share Data:
Earnings per share (basic)	$1.34	$2.25	$(0.91)	-40%
Earnings per share (diluted)	1.34	2.23	(0.89)	-40%
Weighted average number of common shares outstanding:
Basic	17,691,309	17,876,316	(185,007)	-1%
Diluted	17,746,560	18,091,524	(344,964)	-2%
Performance Ratios:
Return on average assets (ROAA)	0.49%	0.84%	(0.35)%	-41%
Return on average equity (ROAE)	5.42%	9.66%	(4.24)%	-44%
Return on average tangible equity (ROATCE) (A)	5.88%	10.55%	(4.67)%	-44%
Net interest margin (tax-equivalent basis)	2.26%	2.54%	(0.28)%	-11%
GAAP efficiency ratio (B)	76.86%	63.10%	13.76%	22%
Operating expenses / average assets	2.65%	2.31%	0.34%	15%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2024	2024	2024	2023	2023
ASSETS
Cash and due from banks	$8,129	$5,586	$5,769	$5,887	$7,400
Federal funds sold	—	—	—	—	—
Interest-earning deposits	484,529	310,143	189,069	181,784	180,469
Total cash and cash equivalents	492,658	315,729	194,838	187,671	187,869
Securities available for sale	682,713	591,884	550,870	550,617	521,005
Securities held to maturity	103,158	105,013	106,498	107,755	108,940
CRA equity security, at fair value	13,445	12,971	13,055	13,166	12,581
FHLB and FRB stock, at cost (A)	12,459	12,478	18,079	31,044	34,158

Residential mortgage	591,374	579,057	581,426	578,427	585,295
Multifamily mortgage	1,784,861	1,796,687	1,827,165	1,836,390	1,871,853
Commercial mortgage	578,559	600,859	615,964	637,625	622,469
Commercial and industrial loans	2,247,853	2,185,827	2,235,342	2,284,940	2,321,917
Consumer loans	78,160	69,579	66,827	62,036	57,227
Home equity lines of credit	38,971	37,117	35,542	36,464	34,411
Other loans	389	172	184	238	265
Total loans	5,320,167	5,269,298	5,362,450	5,436,120	5,493,437
Less: Allowance for credit losses	71,283	67,984	66,251	65,888	68,592
Net loans	5,248,884	5,201,314	5,296,199	5,370,232	5,424,845

Premises and equipment	25,716	24,932	24,494	24,166	23,969
Accrued interest receivable	31,973	33,534	32,672	30,676	22,889
Bank owned life insurance	47,837	47,716	47,580	47,581	47,509
Goodwill and other intangible assets	45,198	45,470	45,742	46,014	46,286
Finance lease right-of-use assets	1,020	1,055	1,900	2,087	2,274
Operating lease right-of-use assets	41,650	38,683	16,035	12,096	12,800
Due from brokers	—	3,184	—	—	—
Other assets	47,081	71,387	60,591	53,752	76,456
TOTAL ASSETS	$6,793,792	$6,505,350	$6,408,553	$6,476,857	$6,521,581

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,079,877	$950,368	$914,893	$957,687	$947,405
Interest-bearing demand deposits	3,316,217	3,229,814	3,029,119	2,882,193	2,871,359
Savings	103,979	105,602	108,305	111,573	117,905
Money market accounts	902,562	824,158	775,132	740,559	761,833
Certificates of deposit – Retail	515,297	502,810	486,079	443,791	422,291
Certificates of deposit – Listing Service	7,454	7,454	7,704	7,804	9,103
Subtotal “customer” deposits	5,925,386	5,620,206	5,321,232	5,143,607	5,129,896
IB Demand – Brokered	10,000	10,000	10,000	10,000	10,000
Certificates of deposit – Brokered	—	26,000	145,480	120,507	119,463
Total deposits	5,935,386	5,656,206	5,476,712	5,274,114	5,259,359
Short-term borrowings	—	—	119,490	403,814	470,576
Finance lease liability	1,388	1,427	3,104	3,430	3,752
Operating lease liability	44,775	41,347	17,630	12,876	13,595
Subordinated debt, net	133,489	133,417	133,346	133,274	133,203
Due to brokers	—	9,981	—	—	—
Other liabilities	71,140	74,650	75,892	65,668	82,140
TOTAL LIABILITIES	6,186,178	5,917,028	5,826,174	5,893,176	5,962,625
Shareholders’ equity	607,614	588,322	582,379	583,681	558,956
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,793,792	$6,505,350	$6,408,553	$6,476,857	$6,521,581
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$12.1	$11.5	$11.5	$10.9	$10.4

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2024	2024	2024	2023	2023
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$35	$—	$—
Nonaccrual loans	80,453	82,075	69,811	61,324	70,809
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$80,453	$82,075	$69,846	$61,324	$70,809

Nonperforming loans to total loans	1.51%	1.56%	1.30%	1.13%	1.29%
Nonperforming assets to total assets	1.18%	1.26%	1.09%	0.95%	1.09%

Performing modifications (A)(B)	$51,796	$26,788	$12,311	$248	$248

Loans past due 30 through 89 days and still accruing	$31,446	$34,714	$73,699	$34,589	$9,780

Loans subject to special mention	$113,655	$140,791	$59,450	$71,397	$53,328

Classified loans	$147,422	$128,311	$117,869	$84,372	$94,866

Individually evaluated loans	$79,972	$81,802	$69,530	$60,710	$70,184

Allowance for credit losses ("ACL"):
Beginning of quarter	$67,984	$66,251	$65,888	$68,592	$62,704
Provision for credit losses (C)	1,227	3,901	615	5,082	5,944
(Charge-offs)/recoveries, net (D)	2,072	(2,168)	(252)	(7,786)	(56)
End of quarter	$71,283	$67,984	$66,251	$65,888	$68,592

ACL to nonperforming loans	88.60%	82.83%	94.85%	107.44%	96.87%
ACL to total loans	1.34%	1.29%	1.24%	1.21%	1.25%
Collectively evaluated ACL to total loans (E)	1.16%	1.14%	1.15%	1.13%	1.10%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $3.7 million at September 30, 2024, $3.2 million at June 30, 2024, $3.2 million at March 31, 2024, $3.0 million at December 31, 2023 and $3.1 million at September 30, 2023.

(C) Excludes a credit of $3,000 at September 30, 2024, a provision of $10,000 at June 30, 2024, a provision of $12,000 at March 31, 2024, a credit of $55,000 at December 31, 2023 and a credit of $88,000 at September 30, 2023 related to off-balance sheet commitments.

(D) Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship.

(E) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	September 30,	December 31,	September 30,
	2024	2023	2023
Capital Adequacy
Equity to total assets (A)	8.94%	9.01%	8.57%
Tangible equity to tangible assets (B)	8.33%	8.36%	7.92%
Book value per share (C)	$34.57	$32.90	$31.37
Tangible book value per share (D)	$32.00	$30.31	$28.77

Tangible equity to tangible assets excluding other comprehensive loss*	9.07%	9.28%	9.06%
Tangible book value per share excluding other comprehensive loss*	$35.11	$33.97	$33.36

*Excludes other comprehensive loss of $54.8 million for the quarter ended September 30, 2024, $64.9 million for the quarter ended December 31, 2023, and $81.7 million for the quarter ended September 30, 2023. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	September 30,		December 31,		September 30,
	2024		2023		2023
Regulatory Capital – Holding Company
Tier I leverage	$615,486	9.33%	$600,444	9.19%	$592,061	9.05%
Tier I capital to risk-weighted assets	615,486	11.67	600,444	11.43	592,061	11.13
Common equity tier I capital ratio to risk-weighted assets	615,474	11.67	600,432	11.43	592,043	11.13
Tier I & II capital to risk-weighted assets	800,961	15.19	785,413	14.95	784,777	14.76

Regulatory Capital – Bank
Tier I leverage (E)	$724,038	10.99%	$707,446	10.83%	$702,517	10.75%
Tier I capital to risk-weighted assets (F)	724,038	13.75	707,446	13.48	702,517	13.22
Common equity tier I capital ratio to risk-weighted assets (G)	724,026	13.75	707,434	13.47	702,499	13.22
Tier I & II capital to risk-weighted assets (H)	789,954	15.00	773,083	14.73	768,979	14.47

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($264 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($448 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($369 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($553 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2024	2024	2024	2023	2023
Residential loans retained	$26,955	$16,087	$11,661	$5,895	$21,310
Residential loans sold	1,853	2,361	4,025	1,449	2,503
Total residential loans	28,808	18,448	15,686	7,344	23,813
Commercial real estate	4,300	2,600	11,500	21,375	3,900
Multifamily	11,295	4,330	1,900	5,725	3,000
Commercial (C&I) loans (A) (B)	242,829	103,065	145,803	145,397	176,845
SBA	9,106	8,200	2,790	7,326	300
Wealth lines of credit (A)	11,675	10,950	3,850	350	6,875
Total commercial loans	279,205	129,145	165,843	180,173	190,920
Installment loans	8,137	1,664	6,868	2,946	6,999
Home equity lines of credit (A)	10,421	4,787	2,103	4,174	6,275
Total loans closed	$326,571	$154,044	$190,500	$194,637	$228,007

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2024	2023
Residential loans retained	$54,703	$90,971
Residential loans sold	8,239	5,052
Total residential loans	62,942	96,023
Commercial real estate	18,400	66,125
Multifamily	17,525	59,812
Commercial (C&I) loans (A) (B)	491,697	543,631
SBA	20,096	23,963
Wealth lines of credit (A)	26,475	34,050
Total commercial loans	574,193	727,581
Installment loans	16,669	23,672
Home equity lines of credit (A)	17,311	15,303
Total loans closed	$671,115	$862,579

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2024			September 30, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$865,892	$6,107	2.82%	$806,861	$5,170	2.56%
Tax-exempt (A) (B)	—	—	—	1,198	11	3.67

Loans (B) (C):
Mortgages	579,949	5,834	4.02	580,951	5,208	3.59
Commercial mortgages	2,381,771	27,362	4.60	2,502,351	27,746	4.44
Commercial	2,159,648	37,588	6.96	2,298,723	37,357	6.50
Commercial construction	22,371	507	9.07	12,346	282	9.14
Installment	73,440	1,267	6.90	56,248	967	6.88
Home equity	38,768	814	8.40	34,250	680	7.94
Other	239	6	10.04	234	7	11.97
Total loans	5,256,186	73,378	5.58	5,485,103	72,247	5.27
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	326,707	3,982	4.88	136,315	1,463	4.29
Total interest-earning assets	6,448,785	83,467	5.18%	6,429,477	78,891	4.91%
Noninterest-earning assets:
Cash and due from banks	7,521			6,954
Allowance for credit losses	(70,317)			(63,625)
Premises and equipment	25,530			23,880
Other assets	139,042			85,582
Total noninterest-earning assets	101,776			52,791
Total assets	$6,550,561			$6,482,268

LIABILITIES:
Interest-bearing deposits:
Checking	$3,214,186	$31,506	3.92%	$2,813,080	$24,318	3.46%
Money markets	833,325	6,419	3.08	771,781	4,458	2.31
Savings	104,293	117	0.45	118,718	75	0.25
Certificates of deposit – retail	512,794	5,540	4.32	415,665	3,459	3.33
Subtotal interest-bearing deposits	4,664,598	43,582	3.74	4,119,244	32,310	3.14
Interest-bearing demand – brokered	10,000	134	5.36	10,000	136	5.44
Certificates of deposit – brokered	7,913	106	5.36	102,777	1,183	4.60
Total interest-bearing deposits	4,682,511	43,822	3.74	4,232,021	33,629	3.18
Borrowings	—	—	—	470,616	6,569	5.58
Capital lease obligation	1,401	15	4.28	3,863	46	4.76
Subordinated debt	133,449	1,685	5.05	133,163	1,730	5.20
Total interest-bearing liabilities	4,817,361	45,522	3.78%	4,839,663	41,974	3.47%
Noninterest-bearing liabilities:
Demand deposits	1,016,014			990,854
Accrued expenses and other liabilities	124,399			86,598
Total noninterest-bearing liabilities	1,140,413			1,077,452
Shareholders’ equity	592,787			565,153
Total liabilities and shareholders’ equity	$6,550,561			$6,482,268
Net interest income		$37,945			$36,917
Net interest spread			1.40%			1.44%
Net interest margin (D)			2.34%			2.28%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$865,892	$6,107	2.82%	$801,715	$5,168	2.58%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	579,949	5,834	4.02	576,944	5,582	3.87
Commercial mortgages	2,381,771	27,362	4.60	2,420,570	26,881	4.44
Commercial	2,159,648	37,588	6.96	2,191,370	37,067	6.77
Commercial construction	22,371	507	9.07	21,628	489	9.04
Installment	73,440	1,267	6.90	67,034	1,143	6.82
Home equity	38,768	814	8.40	36,576	748	8.18
Other	239	6	10.04	200	6	12.00
Total loans	5,256,186	73,378	5.58	5,314,322	71,916	5.41
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	326,707	3,982	4.88	207,287	2,418	4.67
Total interest-earning assets	6,448,785	83,467	5.18%	6,323,324	79,502	5.03%
Noninterest-earning assets:
Cash and due from banks	7,521			7,537
Allowance for credit losses	(70,317)			(67,568)
Premises and equipment	25,530			24,820
Other assets	139,042			99,838
Total noninterest-earning assets	101,776			64,627
Total assets	$6,550,561			$6,387,951

LIABILITIES:
Interest-bearing deposits:
Checking	$3,214,186	$31,506	3.92%	$3,094,386	$29,252	3.78%
Money markets	833,325	6,419	3.08	791,385	6,016	3.04
Savings	104,293	117	0.45	105,825	96	0.36
Certificates of deposit – retail	512,794	5,540	4.32	504,313	5,367	4.26
Subtotal interest-bearing deposits	4,664,598	43,582	3.74	4,495,909	40,731	3.62
Interest-bearing demand – brokered	10,000	134	5.36	10,000	134	5.36
Certificates of deposit – brokered	7,913	106	5.36	98,642	1,242	5.04
Total interest-bearing deposits	4,682,511	43,822	3.74	4,604,551	42,107	3.66
Borrowings	—	—	—	27,247	381	5.59
Capital lease obligation	1,401	15	4.28	2,869	22	3.07
Subordinated debt	133,449	1,685	5.05	133,377	1,686	5.06
Total interest-bearing liabilities	4,817,361	45,522	3.78%	4,768,044	44,196	3.71%
Noninterest-bearing liabilities:
Demand deposits	1,016,014			945,231
Accrued expenses and other liabilities	124,399			97,470
Total noninterest-bearing liabilities	1,140,413			1,042,701
Shareholders’ equity	592,787			577,206
Total liabilities and shareholders’ equity	$6,550,561			$6,387,951
Net interest income		$37,945			$35,306
Net interest spread			1.40%			1.32%
Net interest margin (D)			2.34%			2.25%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$820,594	$16,411	2.67%	$801,535	$14,541	2.42%
Tax-exempt (A) (B)	—	—	—	1,637	49	3.99

Loans (B) (C):
Mortgages	578,187	16,836	3.88	556,220	14,433	3.46
Commercial mortgages	2,420,772	81,783	4.50	2,495,175	80,503	4.30
Commercial	2,196,921	112,214	6.81	2,247,803	106,182	6.30
Commercial construction	20,981	1,425	9.06	7,903	536	9.04
Installment	68,605	3,524	6.85	49,214	2,416	6.55
Home equity	37,255	2,298	8.22	33,914	1,903	7.48
Other	218	19	11.62	260	22	11.28
Total loans	5,322,939	218,099	5.46	5,390,489	205,995	5.10
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	225,070	7,922	4.69	147,071	4,452	4.04
Total interest-earning assets	6,368,603	242,432	5.08%	6,340,732	225,037	4.73%
Noninterest-earning assets:
Cash and due from banks	8,384			8,388
Allowance for credit losses	(68,337)			(62,753)
Premises and equipment	24,917			23,850
Other assets	109,152			76,992
Total noninterest-earning assets	74,116			46,477
Total assets	$6,442,719			$6,387,209

LIABILITIES:
Interest-bearing deposits:
Checking	$3,088,218	$88,192	3.81%	$2,739,115	$63,018	3.07%
Money markets	794,297	17,959	3.01	893,567	13,185	1.97
Savings	106,200	302	0.38	128,437	148	0.15
Certificates of deposit – retail	498,353	15,762	4.22	386,488	7,650	2.64
Subtotal interest-bearing deposits	4,487,068	122,215	3.63	4,147,607	84,001	2.70
Interest-bearing demand – brokered	10,000	394	5.25	15,311	469	4.08
Certificates of deposit – brokered	78,042	2,950	5.04	51,916	1,584	4.07
Total interest-bearing deposits	4,575,110	125,559	3.66	4,214,834	86,054	2.72
Borrowings	87,224	3,848	5.88	331,170	13,249	5.33
Capital lease obligation	2,491	75	4.01	4,179	149	4.75
Subordinated debt	133,377	5,055	5.05	133,090	4,966	4.98
Total interest-bearing liabilities	4,798,202	134,537	3.74%	4,683,273	104,418	2.97%
Noninterest-bearing liabilities:
Demand deposits	959,571			1,066,162
Accrued expenses and other liabilities	101,247			82,215
Total noninterest-bearing liabilities	1,060,818			1,148,377
Shareholders’ equity	583,699			555,559
Total liabilities and shareholders’ equity	$6,442,719			$6,387,209
Net interest income		$107,895			$120,619
Net interest spread			1.34%			1.76%
Net interest margin (D)			2.26%			2.54%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2024	2024	2024	2023	2023
Shareholders’ equity	$607,614	$588,322	$582,379	$583,681	$558,956
Less: Intangible assets, net	45,198	45,470	45,742	46,014	46,286
Tangible equity	$562,416	$542,852	$536,637	$537,667	$512,670
Less: other comprehensive loss	(54,820)	(68,342)	(67,760)	(64,878)	(81,653)
Tangible equity excluding other comprehensive loss	$617,236	$611,194	$604,397	$602,545	$594,323

Period end shares outstanding	17,577,747	17,666,490	17,761,538	17,739,677	17,816,922
Tangible book value per share	$32.00	$30.73	$30.21	$30.31	$28.77
Tangible book value per share excluding other comprehensive loss	$35.11	$34.60	$34.03	$33.97	$33.36
Book value per share	34.57	33.30	32.79	32.90	31.37

Tangible Equity to Tangible Assets
Total assets	$6,793,792	$6,505,350	$6,408,553	$6,476,857	$6,521,581
Less: Intangible assets, net	45,198	45,470	45,742	46,014	46,286
Tangible assets	$6,748,594	$6,459,880	$6,362,811	$6,430,843	$6,475,295
Less: other comprehensive loss	(54,820)	(68,342)	(67,760)	(64,878)	(81,653)
Tangible assets excluding other comprehensive loss	$6,803,414	$6,528,222	$6,430,571	$6,495,721	$6,556,948

Tangible equity to tangible assets	8.33%	8.40%	8.43%	8.36%	7.92%
Tangible equity to tangible assets excluding other comprehensive loss	9.07%	9.36%	9.40%	9.28%	9.06%
Equity to assets	8.94%	9.04%	9.09%	9.01%	8.57%

(Dollars in thousands)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Return on Average Tangible Equity	2024	2024	2024	2023	2023
Net income	$7,587	$7,530	$8,631	$8,599	$8,755

Average shareholders’ equity	$592,787	$577,206	$581,003	$561,055	$565,153
Less: Average intangible assets, net	45,350	45,624	45,903	46,167	46,468
Average tangible equity	$547,437	$531,582	$535,100	$514,888	$518,685

Return on average tangible common equity	5.54%	5.67%	6.45%	6.68%	6.75%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Return on Average Tangible Equity	2024	2023
Net income	$23,748	$40,255

Average shareholders’ equity	$583,699	$555,559
Less: Average intangible assets, net	45,625	46,825
Average tangible equity	538,074	508,734

Return on average tangible common equity	5.88%	10.55%

(Dollars in thousands)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2024	2024	2024	2023	2023
Net interest income	$37,681	$35,042	$34,375	$36,675	$36,515
Total other income	18,938	21,555	18,701	17,590	19,354
Add:
Fair value adjustment for CRA equity security	(474)	84	111	(585)	404
Less:
Gain on loans held for sale at lower of cost or fair value	—	(23)	—	—	—
Income from life insurance proceeds	(55)	—	(181)	—	—
Total recurring revenue	56,090	56,658	53,006	53,680	56,273

Operating expenses	44,649	43,126	40,041	37,616	37,413
Total operating expense	44,649	43,126	40,041	37,616	37,413

Efficiency ratio	79.60%	76.12%	75.54%	70.07%	66.48%

(Dollars in thousands)

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2024	2023
Net interest income	$107,098	$119,414
Total other income	59,194	55,988
Add:
Fair value adjustment for CRA equity security	(279)	404
Less:
Gain on loans held for sale at lower of cost or fair value	(23)	—
Income from life insurance proceeds	(236)	—
Total recurring revenue	165,754	175,806

Operating expenses	127,816	110,679
Less:
Accelerated Expense for Retirement	—	1,965
Branch Closure Expense	—	175
Total operating expense	127,816	108,539

Efficiency ratio	77.11%	61.74%